                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 1)


                          UNIVISION COMMUNICATIONS INC.
                          -----------------------------
                                (Name of Issuer)


                              CLASS A COMMON STOCK
                              --------------------
                         (Title of Class of Securities)


                                    914906102
                                  ------------
                                 (CUSIP Number)


                                December 28, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ] Rule 13d-1 (b)
                               [ ] Rule 13d-1 (c)
                               [ ] Rule 13d-1 (d)

-------------------------                       -------------------------
CUSIP NO. 914906102                13G           PAGE  1  OF 10 PAGES
-------------------------                       -------------------------

    1.       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Gustavo A. Cisneros
----------------------------------------------------------------------------------
    2.
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)    [X]
                                                                       (b)    [ ]
----------------------------------------------------------------------------------
    3.
             SEC USE ONLY
----------------------------------------------------------------------------------
    4.
             CITIZENSHIP OR PLACE OF ORGANIZATION

             Venezuela
-----------------------------------------------------------------------------------

 NUMBER OF SHARES
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH       5.   SOLE VOTING POWER            0

                     -------------------------------------------------------------

                      6.   SHARED VOTING POWER          17,837,164
                     -------------------------------------------------------------

                      7.   SOLE  DISPOSITIVE POWER      0
                     -------------------------------------------------------------

                      8.   SHARED DISPOSITIVE POWER     17,837,164
----------------------------------------------------------------------------------
    9.
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             17,837,164
----------------------------------------------------------------------------------
    10.
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES(1)                                                [X]

----------------------------------------------------------------------------------
    11.
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             21%(2)
----------------------------------------------------------------------------------
    12.
             TYPE OF REPORTING PERSON*

             IN
----------------------------------------------------------------------------------



(1) Excludes warrants to purchase an aggregate of 27,437,700 shares of Class V Convertible Stock which may be exercised only to the extent that such exercise would not cause a violation of the Communications Act of 1934, as amended.


(2) Based on the number of shares of Class A Common Stock outstanding on March 27, 2000, as represented in the Proxy Statement filed with the Securities and Exchange Commission on March 30, 2000.

-------------------------                       -------------------------
CUSIP NO. 914906102                13G           PAGE  2  OF 10 PAGES
-------------------------                       -------------------------

    1.       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Ricardo J. Cisneros
---------------------------------------------------------------------------------
    2.
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)    [X]
                                                                       (b)    [ ]
---------------------------------------------------------------------------------
    3.
             SEC USE ONLY
---------------------------------------------------------------------------------
    4.
             CITIZENSHIP OR PLACE OF ORGANIZATION

             Venezuela
---------------------------------------------------------------------------------


 NUMBER OF SHARES
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH       5.   SOLE VOTING POWER            0

                     ------------------------------------------------------------

                      6.   SHARED VOTING POWER          17,837,164

                     ------------------------------------------------------------


                      7.   SOLE  DISPOSITIVE POWER      0

                     ------------------------------------------------------------

                      8.   SHARED DISPOSITIVE POWER     17,837,164

---------------------------------------------------------------------------------
    9.
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             17,837,164
---------------------------------------------------------------------------------
    10.
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES(1)                                                [X]

---------------------------------------------------------------------------------
    11.
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             21%(2)
---------------------------------------------------------------------------------
    12.
             TYPE OF REPORTING PERSON*

             IN
---------------------------------------------------------------------------------



(1) Excludes warrants to purchase an aggregate of 27,437,700 shares of Class V Convertible Stock which may be exercised only to the extent that such exercise would not cause a violation of the Communications Act of 1934, as amended.

(2) Based on the number of shares of Class A Common Stock outstanding on March 27, 2000, as represented in the Proxy Statement filed with the Securities and Exchange Commission on March 30, 2000.

-------------------------                       -------------------------
CUSIP NO. 914906102                13G           PAGE  3  OF 10 PAGES
-------------------------                       -------------------------

    1.       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Venevision International Limited
---------------------------------------------------------------------------------
    2.
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)    [X]
                                                                       (b)    [ ]
---------------------------------------------------------------------------------
    3.
             SEC USE ONLY
---------------------------------------------------------------------------------


             CITIZENSHIP OR PLACE OF ORGANIZATION

    4.       British Virgin Islands
------------ --------------------------------------------------------------------



 NUMBER OF SHARES
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH       5.   SOLE VOTING POWER            0
                    -------------------------------------------------------------



                      6.   SHARED VOTING POWER          0
                     ------------------------------------------------------------


                      7.   SOLE  DISPOSITIVE POWER      0
                    -------------------------------------------------------------



                      8.   SHARED DISPOSITIVE POWER     0
---------------------------------------------------------------------------------
    9.
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0
---------------------------------------------------------------------------------
    10.
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES                                                  [  ]

---------------------------------------------------------------------------------

    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0%
---------------------------------------------------------------------------------
    12.
             TYPE OF REPORTING PERSON*

             CO
---------------------------------------------------------------------------------


-------------------------                       -------------------------
CUSIP NO. 914906102                13G           PAGE  4  OF 10 PAGES
-------------------------                       -------------------------

    1.       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Venevision Investments LLC
----------------------------------------------------------------------------------

    2.
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)    [X]
                                                                       (b)    [ ]
----------------------------------------------------------------------------------
    3.
             SEC USE ONLY

----------------------------------------------------------------------------------
    4.
             CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
----------------------------------------------------------------------------------



 NUMBER OF SHARES
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH       5.   SOLE VOTING POWER            0
                     -------------------------------------------------------------



                      6.   SHARED VOTING POWER          13,721,124
                     -------------------------------------------------------------



                      7.   SOLE  DISPOSITIVE POWER      0
                     -------------------------------------------------------------


                      8.   SHARED DISPOSITIVE POWER     13,721,124

----------------------------------------------------------------------------------
    9.
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             13,721,124
----------------------------------------------------------------------------------

    10.
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES(1)                                                [X]

----------------------------------------------------------------------------------

    11.
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             17%(2)
----------------------------------------------------------------------------------
  12.
             TYPE OF REPORTING PERSON*

             CO
----------------------------------------------------------------------------------



(1) Excludes warrants to purchase an aggregate of 27,437,700 shares of Class V Convertible Stock which may be exercised only to the extent that such exercise would not cause a violation of the Communications Act of 1934, as amended.

(2) Based on the number of shares of Class A Common Stock outstanding on March 27, 2000, as represented in the Proxy Statement filed with the Securities and Exchange Commission on March 30, 2000.

-------------------------                       -------------------------
CUSIP NO. 914906102                13G           PAGE  5  OF 10 PAGES
-------------------------                       -------------------------

    1.       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             VVI Investments Corp.
----------------------------------------------------------------------------------
    2.
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)    [X]
                                                                       (b)    [ ]
----------------------------------------------------------------------------------
    3.
             SEC USE ONLY

----------------------------------------------------------------------------------
    4.
             CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
----------------------------------------------------------------------------------


 NUMBER OF SHARES
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH       5.   SOLE VOTING POWER            0

                     -------------------------------------------------------------

                      6.   SHARED VOTING POWER          4,116,040

                    --------------------------------------------------------------

                      7.   SOLE  DISPOSITIVE POWER      0

                    --------------------------------------------------------------


                      8.   SHARED DISPOSITIVE POWER     4,116,040

----------------------------------------------------------------------------------
    9.
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,116,040
----------------------------------------------------------------------------------
    10.
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES                                                   [ ]

----------------------------------------------------------------------------------
    11.
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             16%(1)
----------------------------------------------------------------------------------
    12.
             TYPE OF REPORTING PERSON*

             CO
----------------------------------------------------------------------------------




(1) Based on the number of shares of Class A Common Stock outstanding on March 27, 2000, as represented in the Proxy Statement filed with the Securities and Exchange Commission on March 30, 2000.

ITEM 1(a).     NAME OF ISSUER:

               Univision Communications Inc. (the "Issuer")

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1999 Avenue of the Stars
               Suite 3050
               Los Angeles, CA  90067

ITEM 2(a).     NAME OF PERSON FILING:

               See respective cover pages.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               Gustavo A. Cisneros
               Quinta "La Canada"
               Callejon Galipan, Calle El Parque
               Caracas, Venezuela

               Ricardo J. Cisneros
               c/o Guri Organizacion de Servicios C.A.
               Paseo Enrique Eraso
               Centro Comerical Paseo Las Mercedes
               Piso 2
               Caracas, Venezuela

               Venevision International Limited
               Omar Hodge Building
               Wickham's Cay, Road Town
               Tortola, British Virgin Islands

               Venevision Investments LLC
               c/o Finser Corporation
               550 Biltmore Way, Suite 900
               Coral Gables, Florida  33134

               VVI Investments Corp.
               c/o Griffin Corporate Services, Inc.
               300 Delaware Ave., 9th Floor
               Wilmington, Delaware 19801

ITEM 2(c).     CITIZENSHIP:

               Gustavo A. Cisneros and Ricardo J. Cisneros are citizens of Venezuela. Venevision International Limited is an international business company organized under the laws of the British Virgin Islands, Venevision Investments LLC is a limited liability company organized under the laws of the state of Delaware. VVI Investments Corp. is a corporation organized under the laws of the state of Delaware.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Class A Common Stock (3)

ITEM 2(e).     CUSIP NUMBER:

               914906102


ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b)
                       OR (c), CHECK WHETHER THE PERSON FILING IS:

               (a)    [  ]   A broker or dealer registered under Section 15 of
                             the Exchange Act.

               (b)    [  ]   A bank as defined in Section 3(a)(6) of the
                             Exchange Act.

               (c)    [  ]   An insurance company as defined in Section 3(a)(19)
                             of the Exchange Act.

               (d)    [  ]   An investment company registered under Section 8 of
                             the Investment Company Act.

               (e)    [  ]   An investment adviser in accordance with Rule
                             13d-1(b)(1)(ii)(E).

               (f)    [  ]   An employee benefit plan or endowment fund in
                             accordance with Rule 13d-1(b)(1)(ii)(F).

               (g)    [  ]   A parent holding company or control person, in
                             accordance with Rule 13d-1(b)(1)(ii)(G).

               (h)    [  ]   A savings association as defined in Section 3(b)
                             of the Federal Deposit Insurance Act.

-----------------

(3) The securities that give rise to each Reporting Person's reporting obligations are shares of Class V Common Stock, which are convertible into Class A Common Stock on a share for share basis. Pursuant to Rule 13d-3(d)(1)(i), such shares of Class V Common Stock shall be deemed to be outstanding shares of Class A Common Stock for the purpose of computing the percentage of outstanding securities of Class A Common Stock deemed to be beneficially owned by the person filing this report.

               (i)    [  ]   A church plan that is excluded from the definition
                             of an investment company under Section 3(c)(14) of the Investment Company Act.

               (j)    [  ]   A group, in accordance with Rule 13d-1(b)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this
               box.   [ ]

ITEM 4.        OWNERSHIP.


        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)     Amount beneficially owned:

               See respective cover pages.
               ---------------------------

(b)     Percent of class:

               See respective cover pages.
               ---------------------------

(c)     Number of shares as to which such person has:


(i)     Sole power to vote or to direct the vote

               See respective cover pages.
               ---------------------------

(ii)    Shared power to vote or to direct the vote

               See respective cover pages.
               ----------------------------

(iii)   Sole power to dispose or to direct the disposition of

               See respective cover pages.
               ---------------------------

(iv)    Shared power to dispose or to direct the disposition of

               See respective cover pages.
               ---------------------------

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of
more than five percent of the Common Stock, check the following [   ].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
               Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
               Not applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
               See Exhibit A attached hereto.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.
               Not applicable


ITEM 10.       CERTIFICATION.
               Not applicable

                                     SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                January 10, 2001
                                --------------------------
                                (Date)

                                  /s/ Gustavo A. Cisneros
                                --------------------------
                                By:  Gustavo A. Cisneros

                                  /s/ Ricardo J. Cisneros
                                --------------------------
                                By:  Ricardo J. Cisneros

                                VENEVISION INTERNATIONAL LIMITED

                                  /s/ Joan Jensen
                                -------------------------------------
                                By:  Joan Jensen
                                Title: Attorney-In-Fact


                                VENEVISION INVESTMENTS LLC

                                  /s/ Joan Jensen
                                -------------------------------------
                                By: Joan Jensen
                                Title: Secretary


                                VVI INVESTMENTS CORP.

                                  /s/ Jose Misrahi
                                -------------------------------------
                                By: Jose Misrahi
                                Title: President